Exhibit 3.1
CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

THE SOUTHERN COMPANY

THE SOUTHERN COMPANY, a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY as follows:
FIRST: The Restated Certificate of Incorporation of the Company is hereby amended to delete Article Eleventh in its entirety and replace it with the following:
“ELEVENTH: The corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, or to reclassify the same, and to amend, alter, change or repeal any provision contained in the Certificate of Incorporation or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto are granted subject to this reservation; provided, however, that the corporation shall not, unless authorized by the affirmative vote in favor thereof of the holders of at least a majority of the issued and outstanding common stock of the corporation given at any annual meeting of stockholders or at any special meeting called for that purpose, authorize or create any class of stock preferred as to dividends or assets over the common stock or reclassify the common stock or change the issued shares of common stock into the same or a greater or less number of shares of common stock either with or without par value or reduce the par value of the common stock.”

SECOND: That such amendment was duly adopted in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, The Southern Company has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by its duly authorized officer on this 21st day of May, 2025.

The Southern Company /s/Christopher C. Womack
By: Christopher C. Womack
Title: Chairman, President and Chief Executive Officer

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